UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2025

Northpointe Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Michigan	No. 001-42517	38-3413392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Deposit Drive Northeast Grand Rapids, Michigan	49546
(Address of principal executive offices)	(Zip Code)

(616) 940-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NPB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements with Named Executive Officers

On June 26, 2025, the Board of Directors (the “Board”) of Northpointe Bancshares, Inc. (the “Company”) and the Compensation Committee (the “Compensation Committee”) of the Board approved, and the Company and its wholly owned subsidiary, Northpointe Bank (the “Bank”), entered into, employment agreements (the “Employment Agreements”) with Amy M. Butler, Executive Vice President of National Sales of the Bank; David J. Christel, President of the Bank’s Mortgage Purchase Program business unit (“MPP”); Kevin J. Comps, President of the Company and Bank; and Brad T. Howes, Executive Vice President and Chief Financial Officer of the Company and Bank. The Employment Agreements with Mr. Christel and Mr. Comps replace and supersede their previous employment agreements dated March 22, 2017, and October 1, 2020, respectively.

The Employment Agreements have an initial term of three years, and thereafter automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 90 days prior to the end of the then-current term.

Pursuant to the Employment Agreements, the executives earn a base salary ($200,000 for Ms. Butler; $175,000 for Mr. Christel; $400,000 for Mr. Comps; and $300,000 for Mr. Howes), subject to annual review by the Compensation Committee, and are eligible to participate in all incentive, retirement, and welfare benefit plans generally made available to other employees similarly situated to executives, subject to each plan’s terms and eligibility requirements. Ms. Butler is eligible for quarterly incentive compensation equal to the greater of $75,000 or 2% of the quarterly net income of the Bank’s residential lending channel, provided it does not report a net loss for that period. Mr. Christel is eligible for monthly incentive compensation equal to 4% of the net income generated by MPP, calculated and paid at the Bank’s discretion, and an additional incentive bonus equal to 1% of MPP’s annual net income, provided the unit’s annual net income exceeds $1,000,000. Mr. Comps and Mr. Howes have initial annual bonus targets set at 100% and 50% of their respective base salaries.

In the event the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Employment Agreements), the executive would be entitled to receive a severance payment equal to a multiple (1.5 in the case of Mr. Christel and Mr. Comps and 1.0 in the case of Ms. Butler and Mr. Howes) of the sum of (i) then-current base salary plus (ii) the greater of target bonus or average bonus paid over prior three years, in the case of Mr. Comps and Mr. Howes, or the incentive compensation received for the prior fiscal year, in the case of Mr. Christel and Ms. Butler. In the event such qualifying termination occurs within 12 months following a “change in control” (as defined in the Employment Agreements), the multiple applicable to the foregoing severance formula is 2.0 in the case of Mr. Christel and Mr. Comps and 1.5 in the case of Ms. Butler and Mr. Howes. The executives would also be entitled to receive payment of COBRA health insurance premiums for 18 months following his or her termination.

To receive severance benefits under the Employment Agreements, the executives must enter into a separation agreement with the Company containing a full release of claims and a covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and employees for a period of one year following termination of employment.

The Employment Agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then there will be a comparison of the after-tax benefit to the executives of (i) the total parachute payments after he or she pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax, and the executive will receive whichever amount yields the more favorable result to him or her.

The foregoing description of the Employment Agreements is qualified in its entirety by the full text of each employment agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHPOINTE BANCSHARES, INC.

Date: July 1, 2025	By:	/s/ Brad T. Howes
Brad T. Howes
Executive Vice President and Chief Financial Officer